Nordson Corporation Reports Fourth Quarter and Record Fiscal Year 2023 Results
Fourth Quarter:
•Sales were $719 million, a 5% increase over prior year
•Operating profit was $185 million
•EBITDA was a quarterly record of $227 million, 32% of sales
•Earnings per diluted share were $2.22
•Adjusted earnings per diluted share were $2.46
Full Year:
•Record sales of $2.6 billion, reflecting 2% growth over last year’s record sales
•EBITDA was a record $819 million, 31% of sales
•Earnings per diluted share were $8.46
•Adjusted earnings per diluted share were $9.03

2024 Guidance:
•Fiscal 2024 forecasted sales growth of 4% to 9% and adjusted earnings in the range of 1% to 8% growth over fiscal 2023

WESTLAKE, Ohio--(BUSINESS WIRE)--December 13, 2023--Nordson Corporation (Nasdaq: NDSN) today reported results for the fiscal fourth quarter ended October 31, 2023. Sales were $719 million, a 5% increase compared to the prior year’s fourth quarter sales of $684 million. The increase in fourth quarter 2023 sales included the favorable 7% impact of acquisitions and favorable currency translation of 1%, offset by an organic decrease of 3%. The organic sales decrease was driven by electronics dispense and biopharma product lines, offset by strong growth in medical interventional solutions, industrial coatings and polymer processing product lines.

Operating profit in the quarter was $185 million, or 26% of sales. Adjusted operating profit, excluding $11 million in non-recurring acquisition costs, totaled $196 million, or 27% of sales. This was a 10% increase compared to prior year adjusted operating profit of $178 million. EBITDA in the quarter totaled a record $227 million, or 32% of sales, and represents an increase of 12% from the prior year EBITDA of $202 million.
Net income was $128 million, or earnings per diluted share of $2.22. Adjusted net income was $142 million, excluding $7 million of non-recurring financing costs related to the ARAG acquisition. Fourth quarter 2023 adjusted earnings per diluted share were $2.46 compared to prior year adjusted earnings per diluted share of $2.44. The increase was driven by higher sales, offset by higher interest expense.
Commenting on the Company’s fiscal 2023 fourth quarter results, Nordson President and Chief Executive Officer Sundaram Nagarajan said, “The diversification of Nordson’s precision technology portfolio and the progress of the Ascend strategy shined through again this quarter. Our medical interventional solutions and several industrial precision product lines delivered double-digit growth in the quarter, while demand weakness in electronics and biopharma end markets persisted as expected. Throughout this dynamic year, our winning teams have remained focused on meeting the needs of our customers. They demonstrated an owner mindset and responded rapidly over the course of the year to changing market conditions. This led to total company performance exceeding our incremental profit targets. I am also very pleased with the integration progress of our recent ARAG acquisition, which contributed favorably to the fourth quarter results.”
Fourth Quarter Segment Results
Industrial Precision Solutions sales of $405 million increased 14% compared to the prior year fourth quarter, driven by a 4% organic sales increase, a favorable acquisition impact of 7%, and a favorable currency impact of 2%. The organic sales increase was driven by record sales in our packaging, industrial coating and polymer processing product lines, largely driven by strong system sales in the Americas and Asia Pacific. Adjusted operating profit, which excludes non-recurring charges related to the ARAG acquisition, totaled $136 million in the quarter, or 34% of sales, an increase of 23% compared to the prior year operating profit. The increase in operating profit was driven by higher sales and improved sales mix.

Medical and Fluid Solutions sales of $169 million decreased 7% compared to the prior year fourth quarter, driven by an organic sales decrease of 8% that was partially offset by a favorable currency impact of 1%. The organic sales decrease was driven by continued softness in medical fluid components and fluid solutions product lines, partially offset by double-digit growth in our medical interventional solutions product lines. Operating profit totaled $48 million in the quarter, or 28% of sales, a decrease of 7% compared to the prior year operating profit due to lower sales volumes.

Advanced Technology Solutions sales of $145 million decreased 1% compared to the prior year fourth quarter, driven by an organic sales decrease of 16% that was principally offset by a favorable acquisition impact of 15% and a favorable currency impact of 1%. The organic sales decline was primarily driven by continued softness in our electronic dispense product lines, which serves the cyclical semiconductor end markets. Operating profit totaled $32 million in the quarter, or 22% of sales, a decrease of 16% compared to the prior year operating profit due to lower organic sales volume.

Fiscal 2023 Full Year Results
Sales for the fiscal year ended October 31, 2023, were a record $2.6 billion, an increase of 2% compared to the prior year. This sales growth was driven by a favorable acquisition impact of 4%, partially offset by a 1% decrease in organic volume and an unfavorable currency impact of 1%. Full year operating profit was $673 million. Net income was $487 million and diluted earnings per share were $8.46.
Adjusted operating profit, excluding $34 million in non-recurring costs, was $707 million, or 27% of sales, comparable to prior year adjusted operating profit of $707 million. EBITDA totaled a record $819 million, or 31% of sales. Adjusted diluted earnings per share were $9.03, a 4% decrease from the prior year earnings per diluted share of $9.43, primarily due to higher interest expense.
Reflecting on fiscal 2023, Mr. Nagarajan continued, “In 2021, we launched our Ascend strategy with the milestone of achieving $3 billion in annual sales and greater than 30% EBITDA margins by 2025. As we complete the third year of our strategy, we are on track toward achieving this objective. This is our third consecutive year of record sales, demonstrating the execution of the NBS Next growth framework, exciting acquisitions reflecting our strategic capital deployment, entrepreneurial owner mindset and the continued development of winning teams at every level of our organization. In fiscal 2024, we are well positioned for the recovery of select end markets and the related incremental earnings power that will come with that growth. The Ascend strategy is creating a scalable, high quality earnings growth engine. I want to thank Nordson’s employees and customers for all of their continued support.”
Outlook
Following three consecutive years of record setting performance and a strong finish to fiscal 2023, we enter fiscal 2024 with approximately $800 million in backlog. The book-to-bill in the fourth quarter and the majority of 2023 was unfavorable as over $200 million in backlog was consumed.
Based on the combination of order entry, backlog and current exchange rates, we anticipate delivering sales growth in the range of 4% to 9% in fiscal 2024 when compared to fiscal 2023. Full year fiscal 2024 adjusted earnings are forecasted in the range of 1% to 8% growth per diluted share.
First quarter fiscal 2024 sales are forecasted in the range of $615 to $640 million with adjusted earnings in the range of $2.00 to $2.10 per diluted share. Starting in fiscal 2024, the Company’s definition of adjusted earnings will exclude acquisition related amortization for both current and historical periods (see the appendix for historical amounts).
Nordson management will provide additional commentary on these results and outlook during its previously announced webcast on Thursday, December 14, 2023 at 8:30 a.m. eastern time, which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, vice president, investor relations and corporate communications at (440) 204-9985 or lara.mahoney@nordson.com.

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of these terms or comparable terminology. These statements reflect management’s current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, U.S. and international economic conditions; financial and market conditions; currency exchange rates and devaluations; possible acquisitions, including the

Company’s ability to successfully integrate acquisitions; the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan; the effects of changes in U.S. trade policy and trade agreements; the effects of changes in tax law; and the possible effects of events beyond our control, such as political unrest, including conflicts in Europe and the Middle East, acts of terror, natural disasters and pandemics, including the recent coronavirus (COVID-19) pandemic and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recently filed Annual Report on Form 10-K and in its Forms 10-Q filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement in this press release.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(Dollars in thousands except for per-share amounts)

	Three Months Ended		Twelve Months Ended
	October 31, 2023	October 31, 2022	October 31, 2023	October 31, 2022

Sales	$719,313	$683,581	$2,628,632	$2,590,278
Cost of sales	335,220	320,398	1,203,227	1,163,742
Gross profit	384,093	363,183	1,425,405	1,426,536
Gross margin %	53.4%	53.1%	54.2%	55.1%

Selling & administrative expenses	199,054	185,574	752,644	724,176
Operating profit	185,039	177,609	672,761	702,360

Interest expense - net	(25,921)	(5,095)	(56,825)	(20,387)
Other income (expense) - net	1,462	5,026	(597)	(32,694)
Income before income taxes	160,580	177,540	615,339	649,279

Income taxes	32,802	36,291	127,846	136,176

Net Income	$127,778	$141,249	$487,493	$513,103

Weighted-average common shares outstanding:
Basic	57,020	57,170	57,090	57,629
Diluted	57,552	57,823	57,631	58,249

Earnings per share:
Basic earnings	$2.24	$2.47	$8.54	$8.90
Diluted earnings	$2.22	$2.44	$8.46	$8.81

NORDSON CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands)

	October 31, 2023	October 31, 2022

Cash and cash equivalents	$115,679	$163,457
Receivables - net	590,886	537,313
Inventories - net	454,775	383,398
Other current assets	67,970	48,803
Total current assets	1,229,310	1,132,971

Property, plant & equipment - net	392,846	353,442
Goodwill	2,784,201	1,804,693
Other assets	845,413	529,269
	$5,251,770	$3,820,375

Notes payable and debt due within one year	$115,662	$392,537
Accounts payable and accrued liabilities	466,427	441,666
Total current liabilities	582,089	834,203

Long-term debt	1,621,394	345,320
Other liabilities	450,227	346,477
Total shareholders' equity	2,598,060	2,294,375
	$5,251,770	$3,820,375

NORDSON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	October 31, 2023	October 31, 2022

Cash flows from operating activities:
Net Income	$487,493	$513,103
Depreciation and amortization	111,898	99,923
Other non-cash items	16,105	63,174
Changes in working capital	(3,571)	(107,314)
Other	29,357	(55,755)
Net cash provided by operating activities	641,282	513,131

Cash flows from investing activities:
Additions to property, plant and equipment	(34,583)	(51,428)
Acquisitions	(1,422,780)	(171,613)
Other - net	20,484	280
Net cash used in investing activities	(1,436,879)	(222,761)

Cash flows from financing activities:
Borrowing (repayment) of long-term debt	976,043	(33,908)
Repayment of finance lease obligations	(6,840)	(5,439)
Dividends paid	(150,356)	(125,914)
Issuance of common shares	21,373	12,124
Purchase of treasury shares	(89,708)	(262,869)
Net cash used in financing activities	750,512	(416,006)

Effect of exchange rate change on cash	(2,693)	(10,879)
Net change in cash and cash equivalents	(47,778)	(136,515)

Cash and cash equivalents:
Beginning of period	163,457	299,972
End of period	$115,679	$163,457

NORDSON CORPORATION
SALES BY GEOGRAPHIC SEGMENT (Unaudited)
(Dollars in thousands)

	Three Months Ended		Sales Variance
	October 31, 2023	October 31, 2022	Organic	Acquisitions	Currency	Total
SALES BY SEGMENT
Industrial precision solutions	$405,436	$355,659	4.4%	7.2%	2.4%	14.0%
Medical and fluid solutions	168,632	181,342	(7.6)%	—%	0.6%	(7.0)%
Advanced technology solutions	145,245	146,580	(16.4)%	15.0%	0.5%	(0.9)%
Total sales	$719,313	$683,581	(3.1)%	6.9%	1.4%	5.2%

SALES BY GEOGRAPHIC REGION
Americas	315,635	303,738	(0.9)%	4.0%	0.8%	3.9%
Europe	184,297	165,702	(6.3)%	12.0%	5.5%	11.2%
Asia Pacific	219,381	214,141	(3.8)%	7.2%	(1.0)%	2.4%
Total sales	$719,313	$683,581	(3.1)%	6.9%	1.4%	5.2%

	Twelve Months Ended		Sales Variance
	October 31, 2023	October 31, 2022	Organic	Acquisitions	Currency	Total
SALES BY SEGMENT
Industrial precision solutions	$1,391,046	$1,337,242	3.1%	1.9%	(1.0)%	4.0%
Medical and fluid solutions	660,316	690,177	(3.7)%	—%	(0.6)%	(4.3)%
Advanced technology solutions	577,270	562,859	(9.2)%	12.9%	(1.1)%	2.6%
Total sales	$2,628,632	$2,590,278	(1.4)%	3.8%	(0.9)%	1.5%

SALES BY GEOGRAPHIC REGION
Americas	1,149,760	1,096,596	2.0%	2.4%	0.4%	4.8%
Europe	682,676	645,603	1.4%	4.2%	0.1%	5.7%
Asia Pacific	796,196	848,079	(8.2)%	5.2%	(3.1)%	(6.1)%
Total sales	$2,628,632	$2,590,278	(1.4)%	3.8%	(0.9)%	1.5%

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - ADJUSTED OPERATING PROFIT AND EBITDA (Unaudited)
(Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	October 31, 2023		October 31, 2022		October 31, 2023		October 31, 2022
SALES BY SEGMENT
Industrial precision solutions	$405,436		$355,659		$1,391,046		$1,337,242
Medical and fluid solutions	168,632		181,342		660,316		690,177
Advanced technology solutions	145,245		146,580		577,270		562,859
Total sales	$719,313		$683,581		$2,628,632		$2,590,278

OPERATING PROFIT
Industrial precision solutions	$131,450		$110,387		$460,889		$434,476
Medical and fluid solutions	48,041		51,689		189,367		217,199
Advanced technology solutions	31,526		37,720		101,662		133,253
Corporate	(25,978)		(22,187)		(79,157)		(82,568)
Total operating profit	$185,039		$177,609		$672,761		$702,360

OPERATING PROFIT ADJUSTMENTS (1)
Industrial precision solutions	$4,658		$—		$4,658		$1,563
Medical and fluid solutions	—		—		1,479		2,498
Advanced technology solutions	—		—		14,304		—
Corporate	6,142		—		13,874		897
Total adjustments	$10,800		$—		$34,315		$4,958

ADJUSTED OPERATING PROFIT (NON-GAAP)		% of Sales		% of Sales		% of Sales		% of Sales
Industrial precision solutions	$136,108	34%	$110,387	31%	$465,547	33%	$436,039	33%
Medical and fluid solutions	48,041	28%	51,689	29%	190,846	29%	219,697	32%
Advanced technology solutions	31,526	22%	37,720	26%	115,966	20%	133,253	24%
Corporate	(19,836)		(22,187)		(65,283)		(81,671)
Total operating profit - adjusted	$195,839	27%	$177,609	26%	$707,076	27%	$707,318	27%

DEPRECIATION & AMORTIZATION
Industrial precision solutions	$12,062		$7,186		$33,228		$27,891
Medical and fluid solutions	13,547		12,528		54,988		54,674
Advanced technology solutions	3,529		2,075		15,185		8,780
Corporate	2,123		2,892		8,497		8,578
Total depreciation & amortization	$31,261		$24,681		$111,898		$99,923

EBITDA (NON-GAAP) (2)
Industrial precision solutions	$148,170	37%	$117,573	33%	$498,775	36%	$463,930	35%
Medical and fluid solutions	61,588	37%	64,217	35%	245,834	37%	274,371	40%
Advanced technology solutions	35,055	24%	39,795	27%	131,151	23%	142,033	25%
Corporate	(17,713)		(19,295)		(56,786)		(73,093)
Total EBITDA	$227,100	32%	$202,290	30%	$818,974	31%	$807,241	31%

(1) Represents severance, as well as fees and non-cash inventory charges associated with acquisitions.
(2) Adjusted operating profit and EBITDA are non-GAAP measures used by management to evaluate the Company's ongoing operations. Adjusted operating profit is defined as operating profit plus certain adjustments, such as severance, fees and non-

cash inventory charges associated with acquisitions. EBITDA is defined as adjusted operating profit plus depreciation and amortization.
NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - PROFITABILITY (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	October 31, 2023	October 31, 2022	October 31, 2023	October 31, 2022
GAAP AS REPORTED
Operating profit	$185,039	$177,609	$672,761	$702,360
Other / interest expense - net	(24,459)	(69)	(57,422)	(53,081)
Net income	127,778	141,249	487,493	513,103
Diluted earnings per share	$2.22	$2.44	$8.46	$8.81

Shares outstanding - diluted	57,552	57,823	57,631	58,249

OPERATING PROFIT ADJUSTMENTS
Inventory step-up amortization	$4,556	$—	$8,862	$1,563
Severance and other	—	—	5,487	3,395
Acquisition costs	6,244	—	19,966	—

NON-OPERATING EXPENSE ADJUSTMENTS
Pension settlement loss	$—	$—	$—	$41,221
Interest	6,817	—	6,817	—

Total adjustments	$17,617	$—	$41,132	$46,179

Adjustments net of tax	$14,019	$—	$32,641	$36,355
EPS effect of adjustments and other discrete tax items	$0.24	$—	$0.57	$0.62

NON-GAAP MEASURES-ADJUSTED PROFITABILITY
Operating profit (1)	$195,839	$177,609	$707,076	$707,318
Operating profit % of sales	27.2%	26.0%	26.9%	27.3%
Net income (2)	$141,797	$141,249	$520,134	$549,458
Diluted earnings per share (3)	$2.46	$2.44	$9.03	$9.43

(1) Adjusted operating profit is defined as operating profit plus certain adjustments, such as severance, fees and non-cash inventory charges related to acquisitions. Adjusted operating profit as a percentage of sales is defined as adjusted operating profit divided by sales.
(2) Adjusted net income is defined as net income plus tax effected adjustments and other discrete tax items.
(3) Adjusted earnings per share is defined as GAAP EPS adjusted for tax effected adjustments and other discrete tax items.

Management uses these non-GAAP measures internally to make strategic decisions, forecast future results, and evaluate the Company's current performance. Given management's use of these non-GAAP measures, the Company believes these measures are important to investors in understanding the Company's current and future operating results as seen through the eyes of management. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the Company's core business across different time periods. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to other companies' non-GAAP financial measures, even if they have similar names. Amounts may not add due to rounding.

NORDSON CORPORATION
APPENDIX - RECONCILIATION OF NON-GAAP MEASURES - PROFITABILITY (Unaudited)
(Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	October 31, 2023	July 31, 2023	April 30, 2023	January 31, 2023	October 31, 2023
GAAP net income as reported	$127,778	$127,891	$127,563	$104,261	$487,493
Diluted earnings per share	$2.22	$2.22	$2.21	$1.81	$8.46

Operating and non-operating adjustments	$17,617	$9,781	$3,439	$10,295	$41,132
Adjustments net of tax	$14,019	$7,719	$2,714	$8,189	$32,641
EPS effect of non-recurring adjustments	$0.24	$0.13	$0.05	$0.14	$0.57

Adjusted EPS (as previously reported)	$2.46	$2.35	$2.26	$1.95	$9.03

Acquisition amortization of intangibles	$17,881	$13,922	$14,044	$13,872	$59,719
Acquisition amortization net of tax	$14,228	$10,987	$11,084	$11,034	$47,333
EPS effect of acquisition amortization	$0.25	$0.19	$0.19	$0.19	$0.82

Revised adjusted EPS	$2.71	$2.54	$2.45	$2.14	$9.85

	Three Months Ended				Twelve Months Ended
	October 31, 2022	July 31, 2022	April 30, 2022	January 31, 2022	October 31, 2022
GAAP net income as reported	$141,249	$141,811	$109,634	$120,409	$513,103
Diluted earnings per share	$2.44	$2.45	$1.88	$2.05	$8.81

Operating and non-operating adjustments	$—	$3,395	$41,221	$1,563	$46,179
Adjustments net of tax	$—	$2,667	$32,450	$1,238	$36,355
EPS effect of non-recurring adjustments	$—	$0.04	$0.56	$0.02	$0.62

Adjusted EPS (as previously reported)	$2.44	$2.49	$2.43	$2.07	$9.43

Acquisition amortization of intangibles	$12,459	$12,766	$12,753	$12,847	$50,825
Acquisition amortization net of tax	$9,911	$10,029	$10,039	$10,179	$40,158
EPS effect of acquisition amortization	$0.17	$0.17	$0.17	$0.17	$0.68

Revised adjusted EPS	$2.61	$2.67	$2.61	$2.24	$10.13

Contact

Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com